The Fund held its annual meeting of shareholders on July 20, 2011.  Common/Preferred shareholders voted as indicated below:

                                                                                                                                                                                                                                                                         Withheld
                Convertible & Income:                                                                                                                                                                                        AffirmativeAuthority

Election of Bradford K. Gallagher - Class II to serve until 2014                                                                                                                       64,571,2861,871,232

Re-election of James A. Jacobson* - Class II to serve until 2014                                                                                                                           10,470           98

Election of Deborah A. DeCotis - Class III to serve until 2012                                                                                                                       64,542,2201,900,298

The other members of the Fund’s Board of Trustees at the time of the meeting, namely Messrs. Hans W. Kertess, John C. Maney†, William B. Ogden, IV and Alan Rappaport* continued to serve as Trustees of the Fund.

*Preferred Shares Trustee
†Interested Trustee